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                                                                     EXHIBIT 2.9

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of October 4, 2001
("Agreement") is made by and between Custom Design Security, Inc., and Central Digital Station Monitoring Service, Inc. (collectively the "Sellers" and individually each are a "Seller"), each a Florida corporation, having offices at 178-4 Independence Blvd., Suite F-3, Sarasota, Florida 32234, and KC Acquisition Corp. ("Buyer"), New Jersey corporation having Offices at 325 South River Street, Hackensack, New Jersey 07601. Together, the Sellers and Buyer are the "Parties" and each is a "Party" hereto.


                                    RECITALS

         Sellers own and operate a wholesale security system monitoring business from their offices at 1784 Independence Blvd., Suite F-3, Sarasota, Florida 32234 ("the Business"). Seller desires to sell specified assets of the Business to Buyer.

         Buyer desires to acquire certain of the assets of the Business owned by Sellers based upon the terms and conditions set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

         The Transaction.

1.1. Sale and Purchase of Assets. On and subject to the terms and conditions contained in this Agreement at the Closing (as hereinafter defined), Seller shall sell to Buyer, and Buyer shall purchase from Seller, free and clear of any Liens, except for Permitted Liens, the following assets (collectively, the "Assets"):

         (A). All the contracts for fire and security alarm monitoring services and all intangible assets used or usable in the Business in relation to those contracts (including any and all security deposits and advance payments relating thereto) as of the date of Closing as specifically listed on Exhibit l.1(A) Contract Assets Schedule.

         (B). Custody of all of Seller's records in regard to the Assets.

         (C). All of the Sellers rights to and goodwill in connection with the Assets.

         (D). Seller's claims, causes of action and rights of recovery (including warranty and indemnity claims and the like) against manufacturers and/or suppliers of any assets included in or usable in connection with the Assets.

         (E). Sellers shall grant and assign to Buyer, its successors and assigns, the license and unlimited, but not exclusive, right to use the names "Custom Design Security", "CDS" or any other name including the words "Custom Design" or otherwise in connection with the administration of the Assets on and after the date of Closing.

         (F.) Sellers shall assign to Buyer all of their rights to the use of the telephone numbers and telephone lines utilized in connection with the Assets and shall cooperate with Buyer to have such phone numbers and telephone lines assigned to the Buyer by the telephone company:

         (G). The right to receive and open mail, notes and accounts receivable remittances and payments and other communications addressed to either Seller.

         (H). All rights of Seller arising out of expenses that Seller has prepaid in connection with any of the Assets and are necessary for Buyer to secure the benefits of this transaction.


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         (I). All office furniture, furnishings, personal property and equipment listed on Exhibit 1.1(1) Property Assets Schedule.

         (J). Seller's lease for premises at 1784 Independence Blvd., Suite F-3, Sarasota, Florida 322234.

         (K). Seller's accounts receivable, but subject to re-conveyance pursuant to article 1.10 hereafter.

         1.2 Exclusion of Liabilities. At the Closing, Buyer shall assume none of the Sellers' liabilities, except as set forth on Exhibit 1.2(A) Assumed Liabilities Schedule. Buyer does not and shall not assume or become obligated to pay any liabilities of Sellers, or either of them, of any kind, whether incurred, accrued, or arising prior to or after the Closing, and all such liabilities shall remain the sole responsibility of Sellers, which Sellers agree to pay and satisfy in full and in a timely manner.

         Without limiting the generality of the foregoing and notwithstanding any implication (as opposed to express statement) to the contrary contained in this Article 1.2 above, the Assumed Liabilities do not encompass any liability of or to any officer or shareholder of either Seller and also do not encompass any of Sellers' liabilities or obligations:

         (A). under this Agreement;

         (B). for any payment of any bank or other loan;

         (C). for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including any attorneys' and other fees and any sales, use and transfer taxes;

         (D). arising by reason of any violation of federal, state or local law or any requirement of any governmental authority;

         (E) which would not have existed had each of the representations and warranties of Sellers in Article 2 been true;

         (F). which relate to any employment, consulting, retirement, pension, profit-sharing or other compensation or benefit plan, arrangement or obligation, including any severance obligations to any employees of any Seller;

         (G). in respect of any amount of federal, state or local taxes (including any interest, penalties, and additions to such taxes), whether imposed on or measured by the income of any Seller for any period or otherwise imposed or measured, including any taxes arising from or in connection with the operation of any Seller's Business prior to the Closing or from or in connection with the sale of the Assets to Buyer;

         (H). for any credits or allowances or for related services, whether related to warranties, breach of contract or otherwise;

         (I). for claims or lawsuits (without regard to when the product or service involved was sold or performed or alleged to have been sold or performed, or when any accident, damage or loss occurred or occurs or is alleged to have occurred, or when any accident, damage or loss was or is discovered or is alleged to have been discovered); or

         (J). which constitute consequential or incidental liability of any kind or nature whatsoever.

         Without limiting the generality of the foregoing, Sellers acknowledge and agree that, notwithstanding any implication to the contrary, Buyer is not assuming, and shall have no liability of any kind for any obligations or liabilities (except expressly Assumed Liabilities) of any Seller of any nature whatsoever, whether accrued, absolute, contingent or otherwise.

1.3 Purchase Price. The aggregate purchase price for the Assets (the "Purchase Price") shall be $1,470,358.00, subject to further adjustments as hereinafter provided, payable at or after Closing as follows:

         (A). $1,192,117 payable at Closing by certified, bank or attorney trust account check or via wire transfer ("Closing Payment"), and

         (B). $147,035.00 shall be paid on or after one year from Closing, subject to adjustment, said sum being the "Attrition Reserve Holdback" as hereinafter defined.


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In addition to any other adjustments provided hereinafter, the Purchase
Price shall be adjusted and Buyer shall receive a closing credit against the Purchase Price to be paid at Closing for any and all items which Sellers or either of them have received as advance payments in regard to any of the Assets and for any payments or obligations in regard to the Assets which were to have been paid by Sellers or either of them and which are due and payable in whole or in part as of the Closing Date.

1.4 Allocation of Purchase Price. The Purchase Price shall be allocated by the Parties as follows:

         $1,405,358 to Customer accounts and contracts.

         $65,000,000 to equipment, furniture and office furnishings.

         The Parties agree to report the transaction for tax purposes based upon the allocation of the purchase price as agreed to herein.

1.5 Closing. The Closing of the transactions contemplated by this Agreement (the "Closing") shall be held at such place as the Parties shall mutually, agree on or about October 4, 2001. At the Closing:

         (A). Sellers shall deliver to Buyer the Bill of Sale in the form of
Exhibit 1.5(A)(1) attached hereto effective to vest in Buyer title to the Assets as warranted in Section 2.3 hereof, corporate resolutions authorizing the transfers as contemplated herein, signed and approved by all directors and shareholders of Sellers, a bring down certificate in the form of Exhibit 1.5(A)(2) attached hereto, and all other documents as required by any other provision herein.

         (B) Buyer shall deliver to Sellers the Closing Payment.

1.6 Conditions to Closing-Buyer. The following are conditions precedent to Buyer's obligations to consummate the transactions on its part contemplated by this Agreement and to close title to this transaction, any in one or more of which may be waived in whole or in part by Buyer if set forth in a writing executed by both the President and one of the vice presidents of Buyer:

         (A) Sellers shall pay off and satisfy at or prior to Closing all liabilities, loans, leases, and claims against Sellers or against any of the Assets with the exception of the liabilities set forth in Exhibit 1.2(A) attached hereto and shall deliver to Buyer the Assets sold to Buyer free and clear of any and all liens and encumbrances.

         (B). Sellers and Buyer shall have obtained and secured an assignment of all leases and contract assets in a form and subject to the terms and conditions as are agreeable to Buyer and Sellers for any and all dealers and subscribers of Seller and the Business listed on Exhibit 1.1(A) Asset Schedule attached.

         (C). Sellers, and their principal officers and shareholders, Charles Kienzel and Bruce Byrne (hereinafter collectively the "Shareholders"), shall execute an Agreement of Restrictive Covenant in the form attached hereto as
Exhibit 1.6(C). By signing below, said officers and shareholders named herein agree to be bound by said agreement and to execute same at closing. These individuals shall be paid by Sellers from the closing proceeds their agreed upon consideration therefor.

         (D). The representations and warranties of Sellers set forth in
Article 2 must be in all respects true and correct at and as of the closing as though then made and as though the Closing Date or substituted for the date of this Agreement.

         (E). Sellers shall have performed all of the covenants and agreements required to be performed by either of them under this Agreement prior to the Closing.

         (F). As of the Closing Date, there shall not have been since January 1, 2001 (i) any material adverse

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change in the Business or the Assets: or (ii) any material casualty loss or damage to any Seller's assets, whether or not covered by insurance.

         (G). As of the Closing, no action or proceeding before any court or government body or agency shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful any of such transactions, cause any of such transactions to be rescinded, or adversely affect any of the Assets, the locations where the Business is operated, any of the contacts being sold to Buyer or Buyer's use or enjoyment thereof.

         (H). At the Closing, Buyer shall have received a certificate, executed by the Seller and its directors and shareholders, confirming that the conditions in paragraphs (D), (E), (F) and (G) have been met.

         (I). At the Closing, Buyer shall have received from each Seller a certificate, executed by that Seller's secretary, certifying (i) Seller's articles of incorporation, (ii) Seller's by-laws, and (iii) the resolutions adopted by Seller's Board of Directors and stockholders related to this agreement and the transactions contemplated hereby.

         (J). At the Closing, Sellers (and, in the case of Article 1.6(J)(i), the shareholders of Sellers and Sellers) shall have delivered to Buyer:

                  (i) instruments of sale, transfer, assignment, conveyance and delivery relating to the Assets, the original signed contracts and related property being sold hereunder and the physical possession of all the Assets (it being agreed by Sellers that in the event any of the Assets is in any location other than a location where a Seller is operating the Business sold hereunder, Sellers will, at Sellers' expense, deliver physical possession thereof at a location designated by Buyer for such purpose):

                  (ii) any third party consents required for the transfer to Buyer of Assets, the contracts, and any other property contemplated hereby or required for the consummation of the transactions on any Seller's part contemplated hereby, or required in order to prevent such transfer and transactions from constituting a breach or default under or grounds for termination of any agreement to which any Seller is a party or by which a Seller is bound or affected or to which any of the property of a Seller is
Subject:

                  (iii ) the releases of all liens held by any shareholder or any third party on the Assets, the contracts or any other property sold hereunder;

                  (iv) the release of all liens on the Assets, the contracts and other property sold hereunder and evidence of the absence of any liens on the same;

                  (v) evidence of all proceedings taken by each Seller, and their respective directors and shareholders, in connection with the consummation of the Closing;

                  (vi) a certificate executed by Shareholders and each Seller confirming that no casualty, loss or damage has occurred to any of the Assets since the date of this Agreement;

                  (vii) a certificate executed by Shareholders and each Seller containing the information required to be set forth in any section of the Disclosure Schedule as though the date of Closing were substituted for the date of this Agreement;

         (K). Buyer shall have received (i) the complete data transfer to its computer system for proper monitoring of all subscribers under all the Assets and contracts, including all dealer contracts being sold and assigned hereunder, and (ii) the actual transfer of ownership of all telephone numbers and lines utilized by any Seller to monitor and service all the subscribers under all the Assets and contracts, and upon any failure to have either or both of such conditions completed by the time of Closing, at Buyer's option the Closing may be adjourned or may proceed, and in the event that the Closing shall proceed then the Closing Payment to Sellers hereto shall be retained in escrow with counsel for Buyer until such conditions are satisfactorily completed.

         (L). at the Closing, Buyer shall have received an opinion of counsel to Sellers and the Shareholders as to the matters set forth in paragraph 6.1, subject to customary qualifications and in a form subject to the review and approval of counsel for Buyer, addressed to the Buyer and dated as of the Closing.


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         (M). all proceedings taken by Sellers in connection with the consummation of the Closing and all certificates, instruments, documents and evidence is delivered to Buyer in such connection shall be satisfactory in form and substance to Buyer acting in a commercially reasonable manner.

         (N). Buyer shall have satisfactorily completed, within the period of time beginning with the complete execution of this Agreement and ending thirty
(30) days thereafter (the "Due Diligence Period"), Buyer's due diligence review of each Seller's Business, including but not limited to the Seller's assets, contracts, leases, books, records, computers and computer software, hardware and data, equipment, fixtures, furniture, office equipment and supplies, leasehold improvements, inventory and other tangible assets used or usable in the Business relating to the Assets, and Buyer shall not have cancelled this Agreement as provided herein. Sellers shall provide to Buyer and its assigned agents, at Sellers' expense, copies as requested by Buyer or assigned agents of all documents and instruments related to the contracts and other Assets and shall allow Buyer access during normal business hours to review all of each Seller's books, records and documentation with respect thereto. If during the said Due Diligence Period, Buyer finds that any financial or other information on which Buyer relied in proceeding with entering into this Agreement and concluding this transaction is not as Buyer expected, for whatever reason and in Buyer's sole discretion, Buyer may cancel this Agreement upon notice given to Sellers not later than five days after the end of the Due Diligence Period. Upon such cancellation, neither of the Parties hereto shall have any further liability to the other hereunder.

1.7 Conditions to Closing-Sellers. The following are conditions precedent to Sellers' obligations to consummate the transactions on its part contemplated by this Agreement and to close title to this transaction, any in one or more of which may be waived in whole or in part by Sellers if set forth in a writing executed by both the President and one of the vice presidents of Sellers:

         (A). the representations and warranties of Buyer set forth in Article 3 must be true and correct at and as of the Closing as though then made and as though the date of Closing were substituted for the date of this Agreement;

         (B). Buyer shall have performed all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (C). as of the Closing, no action or proceeding before any court or government body or agency shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful any of such transactions, or cause any of such transactions to be rescinded;

         (D). at the Closing, Sellers shall have received from Buyer a certificate, executed by Buyer's President, Vice President or Secretary confirming that the conditions in (A), (B), and (C) above have been met;

         (E). all proceedings taken by Buyer in connection with the consummation of the Closing and all certificates, instruments, documents and evidence is delivered to Seller in such connection shall be satisfactory in form and substance to Seller acting in a commercially reasonable manner.

1.8 Price Adjustments. The Purchase Price and each element thereof shall be adjusted upward, pro rata, based upon the actual Wholesale and Retail Recurring Monthly Revenue of the contracts which are transferred to Buyer at Closing. The adjustment shall be established based upon a fraction (the denominator of which is $65,202.00 and the numerator of which is the actual WRMR to be generated by the contracts transferred to Buyer at Closing) multiplied by the Purchase Price and each element thereof.

1.9 Attrition Reserve Holdback. Sellers hereby absolutely and unconditionally guarantee to Buyer all of the payments due Buyer under the Assets, by each dealer and subscriber of each and every contract being sold to Buyer hereunder, for twelve months following the Closing. If any dealer's or subscriber's monthly fee payment is past due or a dealer or subscriber terminates or notifies of an intention to terminate the respective contract, Buyer shall notify Sellers of such a delinquency in payment, notice or termination. Within fifteen (15) days of such notice,

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Sellers shall replace that contract at no cost to Buyer or refund the entire portion of the Purchase Price paid by Buyer allocable to that contract. If Sellers want to replace such a contract, (i) the replacement account shall provide WRMR equal to or greater than the WRMR provided by the replaced account,
(ii) Seller shall pay all accrued monitoring and billing charges outstanding up to the time of replacement, and (ii) the new account shall be subject to Buyer's approval in its sole discretion. Any enhanced value created by such a replacement account shall inure to the benefit of Buyer and shall not be reimbursed or refunded to Sellers. An account is considered to be canceled as of the day any monthly fee payment required under a contract or portion thereof is more than ninety (90) days past due, or the alarm system is disconnected at any time for any reason, or the subscriber or dealer terminates any contract or notifies a Seller or Buyer of an intention to terminate any contract for monitoring services. When a Seller replaces the account or refunds the allocable portion of the Purchase Price, Buyer shall assign to Seller any collection rights it may have against the delinquent subscriber or dealer.

         A11 Attrition Reserve Holdback amounts are to be held by Buyer or its assigns for one year from the date of Closing if all contracts sold hereunder are current and for such additional time required to determine any delinquency, default, or termination under the guaranty and repayment obligation above. Said Attrition Reserve Holdback and repayments thereto will be used to cover any amounts due on any charged back accounts which are not replaced by Sellers in accordance with this Agreement or to meet other amounts owed by Sellers to Buyer. This hold back or attrition amount is the limit on the obligations of Sellers to make payments pursuant to this Article 1.9. Notwithstanding the foregoing, this limitation relating to the Attrition Reserve Holdback shall not limit any recourse of Buyer for any other breach of any covenant, representation or warranty in any paragraph of this Agreement or under any guaranty or indemnity relating thereto, including the guaranty and indemnity of the Shareholders herein. During this twelve month guaranty period from the date of Closing, Seller will be credited (but only to the extent of any Attrition Reserve Holdback repayment requirement hereunder) in the amount of 50% of any new WRMR generated by the dealers listed on Exhibit 1.1(A) Asset Schedule in this Agreement and which are dealer contracts actually transferred to Buyer at Closing, but said credit shall be used only to satisfy Sellers' guaranty as defined hereinabove. In no event shall this credit create a separate obligation to Sellers or either of them from the Buyer. This Article 1.9 shall survive the termination of this Agreement.

1.10. Sellers' Accounts Receivable. The parties agree that Buyer shall have the sole and exclusive right to Collect on any and all of Seller's accounts receivable (the "Accounts Receivable") from the Closing Date and for 120 days thereafter. The following procedure shall apply. Seller shall assign to Buyer Seller's Accounts Receivable at Closing. Buyer agrees that after the Closing Date it will use efforts to collect the Accounts Receivable comparable to those efforts Buyer uses to collect trade accounts receivable arising out of its security monitoring business which are similar in amounts and ages; provided that Buyer will not be required to retain or use legal counsel or any collection service, or to institute legal proceedings, as a part of its collection efforts. If Buyer receives any of Seller's accounts receivable during the period of 120 days immediately following the Closing Date, Buyer shall pay to the Seller on the tenth day after collection in good funds the said accounts receivable collected by Buyer. At the end of the said 120 day period, Buyer shall assign to Seller, without recourse, the Seller's accounts receivable which remain uncollected. Upon Seller's request made within 90 days after the expiration of such 120 day period, Buyer will provide Seller's accountant with access during Buyer's normal business hours to Buyer's books and records related to the accounts receivable. The entire cost of such verification and report (whether there be one or more often) shall be borne by Seller and the Shareholders. Buyer may require as a condition to furnishing any information to such independent accountant that such independent accountant agree to confidentiality agreement reasonably satisfactory to Buyer.

         If an obligor on any of the accounts receivable is also an obligor on one or more trade accounts receivable of Buyer at the time such obligor makes a payment to Buyer (a "Double Obligor") to be applied toward the accounts receivable or toward such obligor's trade account payable to Buyer, such amount will, unless otherwise indicated by such obligor, be applied to the accounts receivable or such trade account payable to Buyer in chronological order. An obligor may indicate an application of the amount paid by it either expressly by reference to a particular invoice or implicitly because the amount

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paid corresponds to one or more to the unpaid invoices owed to Buyer or comprising the account receivable. Buyer may undertake to obtain direction from such obligor if payments are not accompanied by express directions regarding the application thereof without suggesting to such obligor any particular application of such payment except application to the accounts receivable and trade accounts payable to Buyer in chronological order.

2. Representations and Warranties by Sellers. As an inducement to Buyer to enter into this Agreement and to consummate the transactions on its part contemplated hereby. Sellers and the Shareholders hereby jointly and severally represent and warrant to Buyer, which representations and warranties shall survive the Closing as follows, with the only exceptions thereto being the items set forth on
Exhibit 2 Disclosure Schedule attached hereto and initialed by all parties:

         2.1 Corporate Matters. Sellers are each a corporation of the State of Florida duly organized, validly existing and in good standing under the laws of Florida. Each Seller has taken all corporate action necessary to consummate the transactions contemplated by this Agreement. Each Seller has no subsidiaries. Each Seller does not own any direct or indirect interest in any corporation, joint venture, limited liability company, partnership, association or other entity. The Shareholders own all the issued and outstanding stock of the Sellers. Each Seller is authorized to do business in all states where the failure to be so qualified would be a violation of law or would have a material adverse effect on that Seller's Business or the Assets. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any Seller to issue or otherwise laws to become outstanding any additional stock of a Seller. Each Seller's Business is conducted only by Seller.

         2.2 Validity and Enforceability. The execution, delivery and performance of this Agreement and all other agreements to which each Seller is a party contemplated hereby and the consummation of the transactions on each Seller's and or the Shareholders' part contemplated hereby have been duly and unanimously authorized by the Board of Directors of each Seller and unanimously by the Shareholders, and no other corporate or other proceeding on the part of Seller, its Board of Directors or its shareholders is necessary to authorize this Agreement, any such other agreement or the transactions contemplated hereby. Each of this Agreement and all other agreements to which each Seller and/or the Shareholders is a party contemplated hereby constitutes, or upon its execution and delivery will constitute, a valid and binding obligation of the Seller and/or the Shareholders, as the case may be, enforceable against the Seller and/or the Shareholders, as the case may be, in accordance with its terms. Neither the execution or delivery of this Agreement and all such other agreements contemplated hereby, the consummation of the transactions contemplated hereby, nor the performance and fulfillment of this Agreement and all such other agreements contemplated hereby by the Seller and/or the Shareholders, as the case may be, will (a) conflict with or result in any breach of any other provisions of, (b) constitute, with or without the giving of notice, the passage of time, or both, a breach or a default under or result in a loss of rights under, (c) result in a violation of, (d) result in the creation of any lien on any of the Assets, the contracts or any other property to be sold and transferred hereunder, (e) give any third party the right to accelerate any obligation under, or (f) require any authorization, consents, approval, exemption or other action of any body or notice to any court, other governmental entity, or other third party under the provisions of the articles of incorporation or bylaws or any shareholder agreement of the Seller or any indenture, mortgage, lease, loan agreement, or other agreement or instrument, or any judgment, decree, order, or award of any court, governmental body or arbitrator, to which the Seller or any Shareholder is a party or by which the Seller or any Shareholder is bound or affected or to which any of the Seller's or any Shareholder's properties is subject, or any law, statute, rule, regulation, judgment or decree to which the Seller or any Shareholder is subject. Each Seller and the Shareholders have full power and authority (in the case of each Seller, corporate and otherwise) to carry out its and their obligations hereunder and under the other agreements to which Seller and or the Shareholders, as the case may be, is or are a party contemplated hereby.

         2.3 Title to Assets. Each Seller owns as of the date hereof and has authority to convey and transfer to Buyer at the Closing and shall convey at the Closing good and marketable fee title to all of the Assets subject to no

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mortgage, pledge, lien, charge, assignment, restriction, claim, conditional or other sale agreement, option, encumbrance or security interest. The execution of this Agreement and the performance of the covenants herein contemplated will not result in the creation of any lien, charge or encumbrance upon any of the Assets or the Business pursuant to any indenture, agreement or other instrument to which a Seller is a party or by which a Seller is bound or by which the Business or the Assets may be affected. The Assets are owned by Sellers and are transferred and sold to Buyer at the Closing, free and clear, and exclusive of any and all liabilities and obligations, liens, claims or encumbrances, whether absolute, accrued, contingent or otherwise, all of which shall have been discharged in full on or before the Closing. No other entity or individual has any right, title or interest in or to the Assets. Except for the contracts to be assigned and transferred to Buyer hereunder, each Seller has no lease, contract or commitment of any kind affecting or relating to the Assets. Neither the execution of this Agreement, nor the Consummation of the transaction contemplated hereby, will violate or result in a breach of, or constitute a default under, any instrument to which any Seller or its Shareholders is bound.

         2.4 Legal Compliance. Each Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of all governmental entities. No investigation, review, inquiry or proceeding by any governmental entity with respect to any Seller or any of the Shareholders is pending or, to the knowledge of the Shareholders threatened. Each Seller is not subject to any agreement, contract or decree with any governmental entity arising out of any current or previously existing violations or alleged violations of applicable laws except where any of the foregoing would not be binding on Buyer or prevent Buyer from conducting that Seller's Business relating to the Assets, as Seller had heretofore conducted it in the absence of any such agreement, contract or decree.

         2.5 Litigation. There is no action, suit, proceeding, order or investigation pending, or to the knowledge of any Seller or any Shareholders threatened, against or affecting any Seller or any of the Shareholders at law or in equity, or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which might adversely affect any Seller's or any Shareholder's performance under this Agreement, the consummation of the transactions on any of their parts contemplated hereby, or any of the Assets, the contracts, or other property to he transferred or sold hereunder or Buyer's use or enjoyment thereof.

         2.6 Ordinary Course/Contracts with Affiliates. Each Seller's Business has been conducted by each Seller only in the ordinary course. There are no agreements or understandings between any Seller and any of the Shareholders or any other affiliate of a Seller or any of the Shareholders or any member of the family of any Shareholder.

         2.7 Brokers. Each Seller has not made any agreement or taken any action that may cause anyone to become entitled to a commission, fee or other compensation in connection with this transaction other than Rooney and Associates, Inc. Sellers shall satisfy all such claims for commission at Closing. Sellers and the Shareholders jointly and severally shall hold Buyer harmless from and against any and all such commissions, fees or compensation, whether or not such claims are disclosed in this Agreement.

         2.8 Leases/Contracts. Each Seller does not own any real property. Each lease and contract within the listing of contracts is in full force and effect. Sellers are not in default in any respect under any of the contracts or the Assets. There are no facts, conditions or circumstances which, with the passage of time or the giving of notice, will or could constitute a default with respect to any of the contracts being sold herein. Each of the locations where Sellers operate any Business and each Seller's use and occupancy of them, conform in all respects to (a) the requirements of the applicable lease, and, (b) all applicable zoning, building, health, safety, environmental and/or and other applicable governmental requirements. With respect to each location where any Seller operates the Business and in regard to each Seller's operation of the Business, each Seller is not and has not been in violation of any applicable zoning ordinance or other law, regulation or requirement relating to the operation of the property, including applicable environmental protection and occupational health and safety laws and regulations. During the five years prior to the date of this agreement, neither Seller has received any notice of any violation or alleged violation of any of the foregoing which, either individually or in the aggregate, did or would cost more than


                                    Page -8-

$1.000.00 to cure.

         2.9 Government Consent. No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority is required to be obtained or made by any Seller or any Shareholder in connection with the execution, delivery and performance of this Agreement by any Seller or any Shareholder or the consummation of the transactions on their parts contemplated hereby.

           2.10 Tax Matters/Financial Statements.

           (A). Sellers have timely filed, or caused to be filed, all requisite federal, state and local income, personal, property, estimated tax reports or returns and all other applicable tax reports and returns required to be filed with respect to Business and the Assets and have timely paid all taxes, interest and penalties shown due thereon and waivers or consents to extend periods during which additional tax assessments may be made.

           (B). Each Seller has not entered into any closing agreement or similar binding agreement with any taxing authority that would affect its tax liability for any taxable period.

           (C). Each Seller has withheld from amounts paid Seller's employees and, to the extent due, has paid, or will pay, to the appropriate governmental agencies, all taxes and other amounts required to be withheld and remitted, including but not limited to social security, federal withholding, unemployment insurance contributions, state withholding taxes, and other taxes or amounts which are a part to be collected from any employees and remitted to any governmental entity.

           (D). The financial statements and other financial information of each Seller previously delivered to Buyer have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods covered thereby and, subject to the disclosures made in the notes thereto, present fairly the financial position of the Seller at the dates thereof and results of its operations and the changes in its financial position for the periods that ended. Since the date of the financial statements of Sellers, there have been no material adverse changes in the business, financial condition or operations of the Business or the Assets.

           (E). Sellers and the Shareholders shall indemnify and hold Buyer free and harmless from and reimburse Buyer for and in respect of any tax, interest or penalty due or arising from any event or action of any Seller occurring prior to Closing.

         2.11 Employees.

         (A). Sellers shall remain solely liable for all obligations or benefits payable to each Seller's employees which accrue at any time.

           (B). Seller is not, as respects its employees, a party to any union, collective bargaining or similar agreement relating to or affecting any part of the Business or the Assets sold hereunder. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in this Section. The Seller and Shareholders have no knowledge of any efforts to unionize any of Seller's employees. Seller generally enjoys good labor relations.

           (C). No person or party (including, but not limited to, governmental agencies of any kind) has any pending claim or basis for any action or proceeding, as respects any Seller's employees, against Seller arising out of any statute, ordinance or regulation relating to occupational safety and health standards, work environment or discrimination, which, if upheld, would have a materially adverse effect on the business or condition, financial or otherwise, of any Seller. Each Seller is not, as respects its employees, in default under any other similar statute, law, ordinance, rule or regulation which may result in a materially adverse effect on any Seller's business or condition, financial or otherwise.


                                    Page -9-

           (D). Neither any Seller, nor any of its agents, representatives or employees, has as respects Seller's employees, committed any unfair labor practice as defined in the National Labor Relations Act of 1935, as amended, and there is not now pending or threatened any charge or complaint against Seller, as respects its employees, by the National Labor Relations Board or any representative thereof, any employee of Seller or any union representing any such employee.

           (E). Each Seller is not a party to any pension, retirement, profit sharing, deferred compensation, incentive, wage continuation or any other material employee benefit plan or arrangement.

           (F). Except for wages or salary earned by an employee of a Seller in the most recent payroll, but not yet paid by the Seller, each Seller owes no amount to any past or present employee of the Seller.

           2.12 Absence of Default. Each Seller is not in default of any terms or conditions of any indebtedness or liability, including any trade payable.

         2.13 No Competition Limitation. Each Seller is not a party to any written or oral contract which limits its right to freely engage in any line of business or to freely compete with any person anywhere in the world by which Buyer would become bound as a result of the transactions on its part contemplated hereby.

           2.14 Books and Records. Each Seller maintains, and will deliver to the Buyer intact at the closing, accurate and complete records, books, files, computer data, properly organized, for the efficient operation of Seller's Business as relating to the Assets, concerning its relationship with those customers, dealers and others with whom Sellers conduct business, its purchases, sales, billings, receivables and other related business activities in that regard. The books and records of account of each Seller relating to that Seller's Business have been maintained in accordance with generally accepted accounting principles, consistently applied.

           2.15 Licenses and Permits. Each Seller has maintained in full force and effect all licenses, permits and other governmental (federal, state and local) authorizations that are required in connection with the business of the Seller. Such licenses, permits, and authorizations are valid and sufficient for all business activities presently conducted by the Seller.

           2.16 Contractual Obligations. Each Seller is not now, nor on the Closing date will it be, without the consent of Buyer, a party to (in its own name or as successor in interest to any predecessor) or bound by any written or oral: (a) contract not made in the ordinary course of business; (b) employment, advisory or consulting contracts; (c) contract with any labor or trade union or association; (d) bonus, pension, profit-sharing, retirement, stock purchase, hospitalization, insurance or other plan providing for employee benefits; (e) lease with respect to property, real, personal or mixed, whether as lessor or lessee; (f) executory contract for the future purchase of material, supplies, equipment or services not specifically set forth herein in
Exhibit 2.16 attached. As to each such contract or plan, each Seller represents and warrants that Sellers have fully complied with all of each Seller's obligations thereunder and there has been no claim threatened nor presented relating to any such contract or plan.

           2.17 Casualty Damages. As of the Closing, there will not have been with respect to any Seller (a) any destruction, damage by fire, accident or other casualty or act of God of or to any of the Assets, contracts or other property being sold to Buyer hereunder exceeding $10,000.00 in value or affecting in a material and adverse way the operation of its business as ??? now conducted which was or is not fully covered by insurance; or (b) any damage to, loss or destruction ??? any Seller's computer data or other vital records.

           2.18 Prohibited Events. As of the Closing, each Seller shall not have
(a) failed to fully and completely disclose and secure the required or necessary consents of all shareholders of the Seller, and others as necessary, to all of the terms and conditions set forth herein; (b) waived or compromised any rights in favor of its business as carried on at and prior to the Closing; (c) failed to pay and fully satisfy any assessments, penalties or interest for federal, state or local income, sales or other tax relating to income or sales for prior fiscal years.

                                   Page -10-

         2.19 Insurance. Each Seller presently has in effect valid, outstanding and enforceable insurance policies as to which premiums have been currently paid to insure against all risks and liabilities to an extent and in a manner reasonably appropriate and sufficient under sound business practices. Sellers shall maintain insurance coverage of similar kinds and amounts and will pay the premiums for such coverage and will assign to Buyer at Closing all claims under any insurance policies of Seller as relating to any of the Assets.

         2.20 Key Employees. All Key Employees of Seller are bound or shall be at closing bound to a restrictive covenant prohibiting competition against Buyer in connection with any and all of the accounts, contracts, dealers and subscribers being sold to Buyer herein, all in a form and manner subject to Buyer's satisfaction.

         2.21. Sales Taxes. Each Seller has fully paid, and at closing will have fully paid, all sales taxes in every jurisdiction in which sales taxes are required to be paid by any Seller. Each Seller will deliver to the Buyer at closing an appropriate clearance certificate from Florida indicating that Seller is not liable for any taxes, assessments, interest or penalties for any reporting period prior to the one in which closing occurs.

         2.22 Environmental Matters. Each Seller has not caused or permitted any hazardous wastes or hazardous substances, as defined in any applicable federal, state or local environmental law or regulation to enter into, contaminate or pollute the soil within or ground waters, beneath any property occupied by any Seller. Sellers are unaware of the presence of any such hazardous wastes or substances in the said soil or ground waters, and Sellers shall take all actions necessary to remedy any such environmental condition occurring during the term of its possession.

         2.23 Business Names. Sellers have provided to Buyer a list annexed hereto as Exhibit 2.23 which sets forth a true and accurate list of all names (including all trade names and fictitious names) and business addresses used by any Seller within five years last past the date hereof. Neither of the Sellers nor any of the Shareholders have conducted any part of the Business (regardless of the size or geographical scope of such other business) under any other name.

         2.24 Insolvency. No proceedings have been taken or authorized by a Seller or any third party with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of the affairs of a Seller.

         2.25 Awareness of Adverse Facts. Neither of the Sellers nor any of its officers or directors are aware of the existence of any pending or threatened litigation or proceeding or any pending or threatened development or other state of facts which would render any of the warranties, representations or disclosures made herein either untrue, incomplete or misleading, or whose failure to disclose would render any of the warranties, representations or disclosures made herein or in any of the exhibits or schedules hereof either untrue, incomplete or misleading, or which would have a materially adverse effect upon the business of any Seller, or upon the relations of the Buyer with any of either Seller's suppliers or customers.

         2.26 Truth of Representations as of Closing Date. Each and every warranty and representation set forth herein and in the exhibits and schedules hereto, shall be true, accurate and complete in every material respect with the same force and effect as if each had been made at and as of the Closing Date.

         2.27 Guaranty by Officers and Shareholders. By signing below, the officers and shareholders of Sellers, Charles Kienzel and Bruce Byrne, individually, jointly and severally guaranty the truth and accuracy of all Seller representations and warranties herein and the performance of the Sellers under this Agreement.

3. Representations and Warranties by Buyer. As an inducement to Sellers to enter into this Agreement and to consummate the transactions on its part contemplated hereby, Buyer represents and warrants to Seller as follows:

         3.l Corporate Matters. Buyer is a corporation of the State of New Jersey duly organized, validly existing and in good standing under the laws of New Jersey. Buyer has taken all corporate action necessary to consummate the transactions contemplated by this Agreement.

                                   Page -11-

         3.2 Validity and Enforceability. The execution, delivery end performance of this Agreement and all other agreements to which Buyer is a Party contemplated hereby and the consummation of the transactions on Buyer's part contemplated hereby have been duly and unanimously authorized by the Board of Directors of Buyer and unanimously by its shareholders; and no other corporate or other proceeding on the part of Buyer, its Board of Directors or its shareholders is necessary to authorize this Agreement, any such other agreement or the transactions contemplated hereby. Each of this Agreement and all other agreements to which Buyer is a party contemplated hereby constitutes or upon its execution and delivery will constitute a valid and binding obligation of Buyer enforceable against it in accordance with its terms. Neither the execution or delivery of this Agreement and all such other agreements contemplated hereby, the consummation of the transactions contemplated hereby, nor the performance and fulfillment of this Agreement and all such other agreements contemplated hereby by Buyer will (a) conflict with or result in any breach of any other provisions of, (b) constitute, with or without the giving of notice, the passage of time, or both, a breach or a default under or result in a loss of rights under, (c) result in a violation of, (d) result in the creation of any lien on any of the Assets, the Contracts or any other property to be sold and transferred hereunder, (e) give any third party the right to accelerate any obligation under, or (f) require any authorization, consents, approval, exemption or other action of any body or notice to any court, other governmental entity, or other third party under the provisions of: the articles of incorporation or bylaws or any shareholder agreement of Buyer or any indenture, mortgage, lease, loan agreement, or other agreement or instrument, or any judgment, decree, order, or award of any court, governmental body or arbitrator, to which Buyer is a party or by which Buyer is bound or affected or to which any of Buyer's properties is subject or any law, statute, rule, regulation, judgment or decree to which Buyer is subject, Buyer has full power and authority, corporate and otherwise, to carry out its and their obligations hereunder and under the other agreements to which Buyer is a party contemplated hereby.

         3.3 Brokers. Buyer has not made any agreement or taken any action that may cause anyone to become entitled to a commission in connection with this transaction.

         3.4 Tax Consequences. Buyer makes no representation or warranty as to the treatment which may be given to the transactions contemplated by this Agreement or the consummation thereof under the tax laws of the United States or any state or locality. Both parties will abide by the tax treatment reflected in this Agreement as such treatment is related to the allocation of the Purchase Price. Buyer shall satisfy any and all taxes due from Buyer in regard to this transaction.

         3.5 Insolvency. No proceedings have been taken or authorized by Buyer or any third party with respect to bankruptcy, insolvency, liquidation, dissolution or winding up of the affairs of Buyer.

         3.6 Awareness of Adverse Facts. Neither Buyer nor any of its officers or directors are aware of the existence of any pending or threatened litigation or proceeding or any pending or threatened development or other state of facts which would render any of the warranties, representations or disclosures made herein by Buyer either untrue, incomplete or misleading, or whose failure to disclose would render any of the warranties, representations or disclosures made herein or in any of the exhibits or schedules hereof either untrue, incomplete or misleading, or which would have a materially adverse effect upon the business of Buyer, or upon the relations of the Buyer with any of the Seller's suppliers or customers.

         3.7 Truth of Representations as of Closing Date. Each and every warranty and representation, set forth herein, and in the exhibits and schedules hereto, shall be true, accurate and complete in every material respect with the same force and effect as if each had been made at and as of the Closing Date.


4. Obligations of Seller. Between the date hereof and the Closing, Seller agrees as follows:

         4.1 Further Assurance. At each Seller's expense at or after Closing, Sellers shall execute and deliver such further instruments of transfer and take such other action as Buyer may reasonably request in order to timely transfer the Assets, the contracts and other property sold to Buyer hereunder and for Buyer to fully recover all benefits of all transactions contemplated herein.

                                   Page -12-

         4.2 Compliance with Statutes. Sellers shall duty comply with all applicable laws with which they are each required to comply in order to validly complete the transactions provided for in this Agreement and all such other laws as might, on failure of compliance therewith, impose any liability upon the Buyer. Sellers shall indemnify and hold Buyer harmless from and against any loss, liability or expense incurred because of either Seller's failure to comply with any such laws.

         4.3 Operation in Ordinary Course. Each Seller shall conduct its business only in the ordinary course of business as heretofore conducted and keep and maintain Seller's books related to the Business (including insofar as such books relate to depreciation, costing of inventory and equipment and the establishment of reserves for bad debt) in accordance with past practice. Each Seller shall retain its employees engaged in the Business and preserve Seller's present business relationships. Each Seller shall maintain all Assets, contracts and other property in customary state of repair, order and condition.

         4.4 Access. Sellers shall permit Buyer and its employees, agents, accountants and legal representatives to have access before and after the date of Closing to each Seller's personnel, agents, accounting and legal representatives, and to the Seller's books, records, invoices, agreements, premises, assets and other things in regard to that Seller's Business as relating to the Assets.

         4.5 Consents. Each Seller shall use its best efforts to obtain any consents and/or agreements necessary for Seller to consummate the transactions contemplated hereby and shall use its best efforts to cause each of the conditions to Buyer's obligations set forth above to be met.

         4.6 Furnishing Information. To the extent that each Seller has not already furnished the following items directly to Buyer, Seller shall immediately furnish to Buyer complete and accurate copies of each of the contracts, all documents relating to the Assets and properties to be transferred hereunder, and all liabilities relating thereto, if any.

         4.7 Representations and Warranties. Sellers shall not take or omit any action which would result in the inaccuracy at Closing of any of the representations and warranties contained in Section 2 of this Agreement.

5. Obligations of Buyer. Between the date hereof and the Closing, Buyer agrees as follows:

         5.1 Further Assurance. At Buyer's expense, at or after Closing, Buyer shall execute and deliver such further instruments of transfer and take such other action as each Seller may reasonably request in regard to the completion of the transactions contemplated hereunder.

         5.2 Compliance with Statutes. Buyer shall duly comply in all material respects with all applicable laws with which it is required to comply in order to validly complete the transaction provided for in this Agreement and all such other laws as might, on failure of compliance therewith, impose any liability on Sellers.

         5.3 Representations and Warranties. Buyer shall not take or omit or omit to take any action which would result in the inaccuracy, at Closing of any of the representations and warranties contained in Section 3 of this agreement.

6. Conditions of Closing as to Buyer. The obligations of Buyer under this Agreement are subject to the fulfillment before or at Closing by the Sellers of the following conditions:

         6.1 Opinion of Counsel. Sellers shall have delivered to Buyer the favorable opinion of Seller's counsel, dated the Closing Date and approved as to scope and substance by Buyer's counsel, whose approval shall not be unreasonably withheld, to the following effects:

         (A). To the same effect as Sections 2.1, 2.2, 2.9 and 2.15, and to the best of such counsel's knowledge and belief, Section 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.10, 2.11, 2.12, 2.13, 2.20, 2.21, 2.22, 2.23 and 2.24.

                                   Page -13-

         (B). That the instruments of sale, assignment, transfer or conveyance delivered by Sellers at the Closing Date are sufficient to convey and vest in Buyer all of the Sellers' title to the respective assets and property described therein, subject to no lien, encumbrance or prior right.

         (C). That all acts have been duly and properly taken so that Buyer shall have no liability in respect of sellers' unpaid sales or other taxes for reporting periods prior to the current period in which the closing date takes place.

         6.2 Absence of Proceedings. No action of proceedings shall be pending or, to the knowledge of Sellers or Buyer, threatened before any Court or governmental body to restrain or prohibit or to obtain substantial damages in respect of this Agreement; or the consummation of the transactions contemplated hereby, and there shall be no actions or proceedings of the nature described in
Section 2.5, which are not set forth in an affidavit provided by Sellers at Closing, pending or threatened that, either separately or in the aggregate, could materially and adversely affect the business, operations or conditions (financial or otherwise) of either Seller.

         6.3 No Labor Disputes. There shall not be in progress any strike, lockout, or other work stoppage relating to any labor dispute event.

         6.4 Other Instruments. Buyer shall have received certified copies of each Seller's charter and of resolutions duly approved and adopted unanimously by the Shareholders and Board of Directors of Sellers, all other certifications, documents, agreements and other instruments referred to herein or as may be reasonably requested by Buyer's Counsel.

         6.5 Properties and Assets Intact. At the time of Closing, Sellers shall deliver possession of all of the Assets and contracts, books, records, computer data, and all other assets being transferred hereunder, and all documents referred to as required herein, to the Buyer intact, undamaged by fire or other casualty, in good operating condition and state of repair, all as required by the terms of this Agreement, and title to all of the purchased property of Sellers will be conveyed to Buyer free and clear of all claims, security interests, liens and encumbrances of any and every nature whatsoever.

         6.6 Corporate Name. Sellers shall have delivered to Buyer their unlimited, but non-exclusive license to use the names "Custom Design Security", "CDS" or any other name including the words "Custom Design" or otherwise in connection with the administration of the Assets on and after Closing. Sellers shall have also assigned to the Buyer all of their rights to the use of the telephone numbers and telephone lines utilized in connection with the Assets.

         6.7 Tax Clearance. Sellers shall each have received and delivered to Buyer a tax clearance certificate and other appropriate documentation from the State of Florida indicating that there is no liability for taxes in such jurisdiction.

         6.8 Accuracy of Representations and Warranties. The representations and warranties contained in Section 2 of this Agreement shall be true at Closing with the same effect as though made on that date.

         6.9 Performance by Seller. Sellers shall have in all material respects performed all obligations and complied with all conditions required to be performed or complied with by each Seller prior to or at Closing.

         6.10 Conditions Unfulfilled. If any of the foregoing conditions set forth in this Section 6 are not fulfilled in a material respect at Closing, Buyer may, at its sole option, terminate this Agreement or allow Sellers additional time to fulfill such Item(s). In the event that Buyer exercises such option to terminate the Agreement due to the failure to fulfill a material condition, neither Seller, the Shareholders, nor the Buyer shall have any further obligation under this Agreement.

7. Conditions of Closing as to Seller. The obligations of Seller under this Agreement are subject to the

                                   Page -14-
fulfillment before or at Closing by Buyer of the following conditions:

           7.1 Accuracy of Representations and Warranties. The representations and warranties contained in Section 3 of this Agreement shall be true at Closing with the same effect as though made on that date.

           7.2 Performance by Buyer. Buyer shall in all material respects have performed all obligations and complied with all conditions required to be performed or complied with by Buyer prior to or at Closing.

           7.3 Conditions Unfulfilled. If any of the conditions set forth in this Section 7 are not fulfilled in a material respect at Closing, Sellers may, at their sole option, terminate this Agreement or allow Buyer additional time to fulfill such item(s). In the event that Sellers exercise such option to terminate the Agreement, neither Seller, the Shareholders, nor Buyer shall have any further obligation under this Agreement.

8. Other Rights and Obligations.

           8.1 Conduct Pending Closing. Sellers shall preserve the Assets in their present condition and repair, except for normal wear and tear. Sellers shall not enter into any contract or commitment affecting the Assets nor otherwise dispose of the Assets in whole or in part, without prior written approval of Buyer.

           8.2 Right to Inspect. Prior to Closing, Buyer shall have the right to conduct an audit, inspection and inventory of the Assets with mutual agreement as to the time of such audit, inspection and inventory.

           8.3 Taxes. Sellers shall pay all transfer, documentary, sales and similar taxes and all registration and recording fees and costs payable in connection with its compliance and performance under this Agreement and the consummation of the sale of the Assets to Buyer.

           8.4 Expenses. Each party will pay all of its own legal, accounting and other fees, costs and expenses in connection with its compliance and performance under this Agreement and the consummation of the transaction contemplated hereunder.

           8.6 (A). Indemnification by Sellers: Sellers and the Shareholders individually, jointly and severally agree to indemnify and hold harmless the Buyer from and against: (a) any and all liability for any claims based upon any state of facts in respect to any Seller, its business, properties, assets, or upon any acts or omissions of its employees, officers, directors, stockholders, agents or others acting on its behalf, in existence at or prior to the closing;
(b) any and all liabilities, damages and expenses resulting from any regulatory or legal actions or claims by any federal, state or local governmental agency or any suits, claims, actions of proceedings by others, if such regulatory or legal actions, suits, claims or proceedings are founded upon or arise by reason of events or operations of a Seller occurring or any state of facts in respect of a Seller's business; (c) any and all damage or deficiency resulting from any misrepresentation, breach of warranty or nonfulfillment of any condition or failure to perform any covenant or agreement on the part of a Seller contained in this Agreement or any other agreement or document to which a Seller or a Shareholder is a party contemplated hereby, or from any misrepresentation or omission from any exhibit, certificate or other instrument or copy thereof required to be furnished or furnished to the Buyer by the terms of this Agreement or any other agreement or document to which a Seller or a Shareholder is a party contemplated hereby, or any claim which, if true, would constitute such a breach or misrepresentation; (d) taxes, assessments, interest or penalties resulting from adjustments to any tax liability of a Seller or from a Seller's failure to pay in full its tax liability, for any period prior to the reporting period in which the closing occurs or in regard to the Closing, in respect to federal, state or local income, sales or other taxes, as well as withholding taxes and penalties for underpayment of withholding taxes and estimated taxes for any period, including the period in which the Closing Date occurs: (e) any liability of a Seller other than an Assumed Liability: (f) the costs of investigation, defense, legal fees, disbursements, costs of settling and discharging any and all judgments and or claims alleging or incident to the foregoing, regardless of the ultimate responsibility of a Seller for any such liability to any claimant. Buyer shall have the right to offset any claims hereunder against any sums due from the Buyer to any party hereto.

                                   Page -15-

         (B). Investigation By Buyer. Aay investigation by the Buyer or knowledge possessed by the Buyer shall not be deemed a waiver of Buyer's rights nor defense to any claim by Buyer for indemnification hereunder.

         (C). Third Party Claims. In each instance where a claim or potential claim for which Buyer is entitled to or seeks indemnification is asserted against Buyer by a third party (i.e. a claimant who is not a party to this Agreement), Buyer shall notify Sellers in writing of such claim, and shall promptly forward to Sellers copies of all notices, process, pleadings and pertinent written communications from the third party. Sellers shall promptly defend, pay, discharge, compromise or settle such third party claim at their expense, in such manner that neither Buyer nor its business, equipment, property or other assets shall suffer or be affected by an hindrance, interference, jeopardy, lien, judgment, attachment, notice of violation, injunction, judicial or other order. Unless Sellers shall promptly and in a timely manner provide a full and vigorous defense to Buyer, Buyer shall have the right to assume control of the claim, its defense, compromise or settlement, at the expense of Sellers, including reasonable attorney's fees and other costs, all of which shall be paid or reimbursed by Sellers upon Buyer's demand. In such event, Buyer shall not settle or compromise any such claim without the consent of Sellers. If Buyer does not receive such consent in a timely manner, Sellers shall provide Buyer with a surety bond in the full amount of the claim and assume the defense of the action. In any event, Buyer shall have the right to be represented by counsel of its choice, at its own expense, in any proceeding controlled by Sellers.

         8.7 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers from and against: (a) any and all liability for any claims based upon any state of facts in respect to Buyer due to the acts or omissions of its employees, officers, directors, stockholders, agents or others acting on its behalf, in regard to Buyer's use of the Assets and which occurs after the
Closing: (b) any and all liabilities, damages and expenses resulting from any regulatory or legal actions or claims by any federal, state or local governmental agency or any suits, claims, actions of proceedings by others, if such regulatory or legal actions, suits, claims or proceedings are founded upon or arise by reason of events or operations of Buyer in regard to Buyer's use of the Assets occurring after the Closing; and (c) any damage or deficiency resulting from any misrepresentation, omission, breach of warranty or non-fulfillment of any agreement on the part of Buyer contained in this Agreement or in any statement or certificate furnished or to be furnished to Sellers pursuant hereto or in connection with the transactions contemplated hereby and any actions, judgments, costs and expenses incident to the foregoing.

         8.8 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing expressed or implied in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.9 Nature and Survival of Representations. All statements contained in any Exhibit, certificate or other instrument delivered by or on behalf of Seller pursuant to this Agreement or in connection with the transaction contemplated hereby shall be deemed representations and warranties by Sellers hereunder, and all statements contained in any certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement shall be deemed representations and warranties by Buyer. All representations, warranties and agreements made by Sellers or Buyer shall survive the Closing hereunder.

         8.10 Notices. If there are any notices to be given in connection with this Agreement, they must be sent in writing by certified mail, return receipt requested with full postage prepaid or via reputable overnight delivery service such as Federal Express or similar. Notices must be addressed to the Buyer or Sellers at the addresses appearing at the beginning of this Agreement.
However, either party may change its address for notices by sending a notice to that effect to the other party in the above manner. In addition, in order for any notice to become legally effective, a copy of the notice must be sent at the same time and in the same manner to that party's attorney. All notices required under this Agreement must be given in writing to:

                                Page -16-

If to Buyer: KC Acquisition Corp.                   If to Sellers or the Shareholders:
             325 River Road                                      Custom Design Security, Inc.
             Hackensack. N.J. 07601                              1784 Independence Blvd.,
                                                                 Suite F-3
                                                                 Sarasota, Florida 32234

With a copy to:                                     With a copy to:
             Attorney for Buyer:
             Bruce J. Ackerman. Esq.                         Attorney for Sellers and the Shareholders:
             Shapiro and Croland, Esqs.                          Walter W. Blenner, Esq.
             Continental Plaza II                                Glenn, Berg and Blenner, Esqs.
             411 Hackensack Ave., Sixth Floor                    2708 Alt. 19N., Suite 701
             Hackensack, N.J. 07601                              Palm Harbor, FL 34683

         8.11 Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party; provided however, that Buyer may assign all or any other part of its rights or responsibilities hereunder to a corporation controlled by, in control of or under common control with, Buyer, in which event Buyer hereunder shall remain liable for all obligations of the Buyer. Otherwise, this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

         8.12 Governing Law/Counterparts. This Agreement shall be governed by and construed in accordance with New Jersey law. All disputes shall be exclusively resolved in the Superior Court of New Jersey in Bergen County. Buyer, Sellers and each of the Shareholders each hereby consent (i) to the exercise of personal jurisdiction over them by, and venue in the state courts located in the state of New Jersey; and (ii) to the service of process for any of the court paper by any form of mail requiring a signed receipt. The foregoing consent is not intended to preclude service upon any person or entity by any other means authorized by the courts of the state of New Jersey. This Agreement may be executed in counterparts, with each such counterpart being deemed to constitute an original document and with all such counterparts together being deemed to constitute one and the same instrument.

         8.13 Further Documents and Cooperation. Subsequent to the Closing, Sellers and Buyer without the necessity of any further consideration whatsoever, shall each execute and deliver such further instruments of conveyance and transfer and take such additional actions as the other party may reasonably request or require to confirm or further evidence the transfer to Buyer of the Assets, the contracts, and other property to be conveyed hereunder and the assumption by Buyer of the Assumed Liabilities. In the event of the dissolution, liquidation or winding out of the affairs of Sellers, Sellers shall take all actions (including those reasonably requested by Buyer) necessary to ensure that the shareholders of Sellers shall jointly and severally assume all of the liabilities and obligations of Sellers resulting from or relating to the transactions contemplated by this Agreement, including providing for the payment, discharge or performance of Sellers' liabilities and the performance of the indemnification provisions of Sellers contained herein; provided however, that such assumption shall not operate to modify or discharge any of the obligations of either Seller or the Shareholders under this Agreement. Prior to any dissolution, liquidation or winding up ????, of the Sellers, Sellers shall furnish at least three weeks prior notice thereof to Buyer. At all times after the Closing. Sellers and the Shareholders shall cooperate with Buyer and support Buyer in its retention of all former employees of Sellers which Buyer has sought to retain. Sellers and the Shareholders, jointly and severally, shall ???? everything necessary, to insure that, except to the extent of the Assumed Liabilities, the sale and transfer ???? of the Assets, the contracts and the other properties conveyed hereunder will not subject Buyer or the ???? the contracts, and other property conveyed hereunder to any liability or claim now pending or hereafter brought ???? claimed against any Seller or any of a Seller's assets, whether by operation of law (including any bulk sale ???? law), by contract or otherwise, including any claim or liability resulting from any tax statute, rule or regulation or resulting from any employee benefit, profit-sharing or pension plan or labor agreement to which a Seller ???? party or by which it or any of its assets is bound or affected or resulting from any third party claim base ???? interference with contractual advantage, prospective business relations or similar causes of action.


                                   Page -17-

        8.14 Severability. Whenever [illegible] each provision of this Agreement wi11 be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.15 No Strict Construction. The language used in this Agreement will be deemed to be the line which chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party.

         8.16 Captions, Gender and Number. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement. As used in this Agreement (including any exhibits, schedules, and amendments), the masculine, feminine, and neuter gender and the singular or pleural number shall be deemed to include the others whenever the context may so require. References to "Sections" and "Exhibits" are to sections of or exhibits to this Agreement unless otherwise stated.

9. Definitions.

"Agreement" has the meaning ascribed to it in the preface.

"Assigned Contracts" means those contracts which the Buyer and Seller have agreed to set forth on the Asset Schedule.

"Closing" means the closing of the purchase and sale of assets contemplated under this Agreement.

"Closing Date" means the date and time of the Closing.

"Contracts" means all retail contracts and dealer contracts as contained on the Asset Schedule.

"Damages" means all liabilities, demands, claims, legal actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable fees and expenses of attorneys, accounts and other professionals sustained or incurred in connection with the cooperation in or with the defense, investigation or cure of any claim.

"Dealer Contract" means Seller's dealer agreement(s) for central station monitoring of all customers of each dealer, for dealers and dealer agreements listed on the Asset Schedule.

"Disclosure Schedule" means the schedule entitled "Disclosure Schedule" delivered by the Sellers and the Shareholders and initialed by the Shareholders, Sellers and Buyer for identification, which schedule is arranged in sections corresponding to the letter and numbered subsections contained in Article 2 of the Agreement.

"Excluded Liabilities" has the meaning ascribed to it in section 1.2 of the Agreement.

"Including" or any form of it means including without limitation.

"Key Employee" means an employee of Seller who is also a shareholder of either Seller.

"Knowledge" (or and variation thereof), when referring to any Person, means the actual knowledge of such Person after due inquiry.

"Lease" means a lease related to a Seller's Business to which a Seller is a party.

"Lien" means any mortgage, pledge, lean, encumhered, claim, charge, security interest or other right to claim possession or ownership.


                                   Page -18-

"Location" means the premises which are the subject of a Lease.

"Person" has the meaning ascribed to it in 26 U.S.C. section 7701.

"Purchased Assets" means all properties, assets and rights which Sellers convey, or purport to convey, to Buyer at the Closing.

"Subscriber" means the end user of monitoring services pursuant to a WRMR Contract. This person is the owner of the home where monitoring services are rendered. A person who rents a home does not qualify as a Subscriber.

"Buyer" has the meaning ascribed to it in the preface.

"Sellers" and "Seller" have the meaning ascribed to it in the preface.

"Sellers' Business" means the security alarm monitoring business operations of either or both Sellers.

"Shareholders" means and includes all individuals and entities having any ownership interest, directly or indirectly, in Sellers and all officers and directors of either Seller, which have been represented by Sellers to be only Charles Kienzel and Bruce Byrne.

"Wholesale and Retail Recurring Monthly Revenue" or "WRMR" means the monthly recurring income which a subscriber or dealer has contracted to pay for the monitoring services to be provided to that customer under his or her contract for monitoring services.

"WRMR Contract" means the subscriber monitoring, agreement(s) which Buyer has accepted for purchase which fulfill its credit criteria and are: (a) 12, 24, 36, 48 or 60 months contracts with automatic annual renewal thereafter, none of which have been cancelled, non-renewed, or threatened to be cancelled or non-renewed, default or breach of any kind; (b) generate between $1.95 and $25 per months in recurring revenue; and (c) have made at least one monthly payment within the past ninety (90) days and have no arrearage of sixty (60) days or more.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

KC Acquisition Corp.
     (the "Buyer")

By: /s/ (illegible)
   -------------------------------

 /s/ Charles Kienzel                        /s/ Bruce Byrne
----------------------------------          -----------------------------------
Charles Kienzel ("Shareholder")              Bruce Byrne ("Shareholder")


Custom Design Security, Inc.,                Central Digital Static
     ("Seller")                                Monitoring Service, Inc.
                                                     ("Seller")


By:/s/ (illegible)                           By: /s/ (illegible)
   --------------------------------          ----------------------------------
   Its President, and individually           Its President, and individually


                                   Page -19-

                                 Exhibit 1.1(A).

                            Contract Assets Schedule

     All dealer and subscriber contracts associated with Assets being sold.

     All WRMR Contracts

     All telephone lines in connection with the monitoring of any and all Subscribers under any WRMR Contracts.

     All telephone numbers of Seller in connection with the monitoring of any and all Subscribers under any WRMR Contracts.

     All records and computer data relating to any and all Subscribers under any WRMR Contracts.


                                   Page -20-

CDS RECURRING REVENUE SUMMUNRY
   10/02/01

   Dealer #:   2       Accounts:          289        Monthly:           4291,000      Yearly:            $1499.800
   Dealer #:   4       Accounts:           21        Monthly:            138,000      Yearly:             1656.000
   Dealer #:   6       Accounts:            1        Monthly:              6,000      Yearly:               72.000
   Dealer #:   8       Accounts:          113        Monthly:            529,500      Yearly:             6354.000
   Dealer #:  13       Accounts:          273        Monthly:           1154,000      Yearly:            13968.000
   Dealer #:  14       Accounts:          301        Monthly:           1355,000      Yearly:            16230.000
   Dealer #:  15       Accounts:          965        Monthly:           2524,500      Yearly:            30294.000
   Dealer #:  16       Accounts:          438        Monthly:           1117,000      Yearly:            16404.000
   Dealer #:  17       Accounts:          348        Monthly:           4823,000      Yearly:            57936.000
   Dealer #:  20       Accounts:           45        Monthly:            532,500      Yearly              6390.000
   Dealer #:  21       Accounts:           88        Monthly:            620,O00      Yearly:             7440.000
   Dealer #:  26       Accounts:           59        Monthly:            366,000      Yearly:             4592.000
   Dealer #:  33       Accounts:          541        Monthly:           1878,000      Yearly:            22536.000
   Dealer #:  35       Accounts:          259        Monthly:           1079,000      Yearly:            12948.000
   Dealer #:  40       Accounts:           72        Monthly:            493,509      Yearly:             5922.000
   Dealer #:  48       Accounts:           37        Monthly:            338,000      Yearly:             4056.000
   Dealer #:  54       Accounts:           74        Monthly:            452,000      Yearly:             5424.000
   Dealer #:  58       Accounts:            1        Monthly:              6,000      Yearly:               72.000
   Dealer #:  60       Accounts:          180        Monthly:           1250,000      Yearly:            15000.000
   Dealer #:  63       Accounts:          236        Monthly:           2319,000      Yearly:            27834.000
   Dealer #:  66       Accounts:           12        Monthly:            168,000      Yearly:             2016.000
   Dealer #:  74       Accounts:           16        Monthly:             96,000      Yearly:             1152.000
   Dealer #:  82       Accounts:          450        Monthly:           1461,500      Yearly:            17538.000
   Dealer #:  88       Accounts:           70        Monthly:            804,000      Yearly:             9648.000
   Dealer #:  89       Accounts:          722        Monthly:           4077,000      Yearly:            48930.000
   Dealer #:  90       Accounts:            6        Monthly:             49,000      Yearly:              588.000
   Dealer #:  91       Accounts:          241        Monthly:           1608,500      Yearly:            19302.000
   Dealer #:  97       Accounts:          125        Monthly:            969,006      Yearly             11628.000
   Dealer #:  98       Accounts:          310        Monthly.           1637,000      Yearly:            19644.000
   Dealer #:  99       Accounts:           62        Monthly:            575,850      Yearly:             6910.000
   Dealer #: 103       Accounts:          18O        Monthly:           2095,000      Yearly:            25020.000
   Dealer #: 107       Accounts:            4        Monthly:             24,000      Yearly:              288.000
   Dealer #: 111       Accounts:            2        Monthly:             24,000      Yearly:              288.000
   Dealer #: 112       Accounts:           41        Monthly:            267,000      Yearly:             3204.000
   Dealer #: 113       Accounts:           15        Monthly:             75,000      Yearly:              900.000
   Dealer #: 114       Accounts:           75        Monthly:            191,750      Yearly:             2301.000
   Dealer #: 117       Accounts:           28        Monthly:            224,000      Yearly:             2688.000
   Dealer #: 124       Accounts:          778        Monthly:           3265,50C      Yearly:            39186.000
   Dealer #: 125       Accounts:          161        Monthly:            586,000      Yearly:             7032.000
   Dealer #: 127       Accounts:           22        Monthly:            182,000      Yearly:             2184.000
   Dealer #: 129       Accounts:           24        Monthly:            250,000      Yearly:             3000.000
   Dealer #: 130       Accounts:           75        Monthly:            513,250      Yearly:             6159.000
   Dealer #: 131       Accounts:           80        Monthly:            500,500      Yearly:             6006.000
   Dealer #: 135       Accounts:            1        Monthly:              6,000      Yearly:               72.000
   Dealer #: 137       Accounts:           34        Monthly:            705,667      Yearly:             8468.000
   Dealer #: 141       Accounts:            3        Monthly:             20,000      Yearly:              240.000
   Dealer #: 142       Accounts:          551        Monthly:           2556,300      Yearly:            30675.600
   Dealer #: 144       Accounts:          130        Monthly:           1303,000      Yearly:            16636.000
   Dealer #: 145       Accounts:           26        Monthly:            381,000      Yearly:             4575.000
   Dealer #: 146       Accounts:           17        Monthly:            157,000      Yearly:             1884.000
   Dealer #: 147       Accounts:           81        Monthly:            800,000      Yearly:             9600.000
   Dealer #: 148       Accounts:          163        Monthly:           1045,000      Yearly:            12552.000
   Dealer #: 149       Accounts:           36        Monthly:            428,O00      Yearly:             5136.000
   Dealer #: 154       Accounts:           83        Monthly:            414,000      Yearly:             4968.000
   Dealer #: 157       Accounts:           58        Monthly:            230,250      Yearly:             3763.000
   Dealer #: 159       Accounts:            1        Monthly:              6,000      Yearly:               72.000
   Dealer #: 162       Accounts;           18        Monthly:            266,000      Yearly:             3192.000
   Dealer #: 166       Accounts:            2        Monthly:             13,500      Yearly:              162.000
   Dealer #: 167       Accounts:          151        Monthly:            604,000      Yearly:             7248.000
   Dealer #: 168       Accounts:          262        Monthly:           1369,900      Yearly:            16438.000
   Dealer #: 169       Accounts:          123        Monthly:            496,O00      Yearly:             5952.000
   Dealer #: 170       Accounts:           45        Monthly:            254,000      Yearly:              3048.00
   Dealer #: 172       Accounts:           73        Monthly:            255,500      Yearly:             3066.000

   Dealer #: 173       Accounts:            1        Monthly:              6,000      Yearly:               69.000
   Dealer #: 174       Accoants:            6        Monthly:             86,000      Yearly:             1032.000
   Dealer #: 175       Accounts:            1        Monthly:             10,000      Yearly:              120.000
   Dealer #: 180       Accounts:          121        Monthly:           1351,000      Yearly:            16213.000
   Dealer #: 182       Accounts:            2        Monthly:             10,500      Yearly:              125.000
   Dealer #: 183       Accounts:           14        Monthly:            111,500      Yearly:             1338.000
   Dealer #: 184       Accounts:           17        Monthly:             69,000      Yearly:              828.000
   Dealer #: 185       Accounts:          275        Monthly:            565,5OO      Yearly:             6786.000
   Dealer #: 187       Accounts:           59        Monthly:            324.50C      Yearly:             3894.000
   Dealer #: 188       Accounts:           58        Monthly.            580,000      Yearly:             6962.000
   Dealer #: 189       Accounts:          238        Monthly.           2130,500      Yearly:            25566.000
   Dealer #: 190       Accounts:          116        Monthly:            641,500      Yearly:             7698.000
   Dealer #: 191       Accounts:           24        Monthly:             36,000      Yearly:              432.000
   Dealer #: 192       Accounts:           14        Monthly:             42,O00      Yearly:              504.000
   Dealer #: 193       Accounts:           28        Monthly:            280,000      Yearly:             5350.000
   Dealer #: 194       Accounts:          107        Monthly:           1268,000      Yearly:            15216.000
   Dealer #: 195       Accounts:           12        Monthly:             72,000      Yearly:              854.000
   Dealer #: 196       Accounts:          100        Monthly:            614,500      Yearly:             7374.000
   Dealer #: 198       Accounts           237        Monthly:            450,300      Yearly:             5403.000
   Dealer #: 199       Accounts:           56        Monthly:            612,000      Yearly:             7344.000
   Dealer #: 200       Accounts:           16        Monthly:            184,500      Yearly:             2204.000
   Dealer #: 201       Accounts:            7        Monthly:             84,000      Yearly:             1008.000
   Dealer #: 202       Accounts:           63        Monthly:            649,700      Yearly:             7797.000
   Dealer #: 203       Accounts:           11        Monthly:             90,500      Yearly:             1086.000
   Dealer #: 205       Accounts:            5        Monthly:             25,000      Yearly:              300.000
   Dealer #: 207       Accounts:           53        Monthly:            402,417      Yearly:             4829.000
   Dealer #: 208       Accounts:            1        Monthly:              4,000      Yearly:               48.000
   Dealer #: 209       Accounts:           54        Monthly:            432,000      Yearly:             5184.000
   Dealer #: 210       Accounts:            2        Monthly:             40,000      Yearly:              480.000
   Dealer #: 211       Accounts:          561        Monthly:           2521,000      Yearly:            50252.000
   Dealer #: 212       Accounts:            7        Monthly:             65,000      Yearly:              780.000
   Dealer #: 213       Accounts:            4        Monthly:             24,030      Yearly:              288.000

Total Gross Monthly Average: $ 70017.0667
Total Number of Accounts: 11969
Gross Yearly Amount: $ 840204.8004

                                Exhibit 1.1(1).

                            Property Assets Schedule







                                   Page -21-

(1) Fujitsu Series III BPX w/ 17 Stations ~s a

(2) 4 Drawer Lateral Cabnets
(2) 5 Drawer Lateral Cabnets
(5) Desks
(2) Large Desk Stations
(5) Half Cublicles
Misc Office Furniture

(1) AES UL System

(2) Silent Knight 9000 w/ 9001 expander
(2) Ademco 685
(1) ITI CS-4000
(1) SurGard DLR2

(2) Dell PowerEdge 2300
(1) Compaq 4814
(3) Compaq 4500 series
(1) Compaq 4800
(1) NEC 9010
(5) 286 Computers

(1) HP Laserjet 4 Plus
(1) HP Laserjet 2100
(1) NEC Silentwriter 95
(1) Epson LX 300

(1) Brother Fax
(1) HP Fax
(1) Typewritter

(1) Refriderator
(1) Microwave

                                 Exhibit 1.3(A)

                              Assumed Liabilities

      NONE except the performance of security system monitoring under the contracts forming a portion of the Assets sold hereunder,
                       but only after the date of Closing.





                                   Page -22-

                                Exhibit 1.6(A)(1)
                                  Bill of Sale

         KNOW ALL MEN BY THESE PRESENT that Custom Design Security, Inc., and Central Digital Station Monitoring Service, Inc. (collectively the "Seller") each a Florida corporation, having offices at 1784 Independence Boulevard, Suite F-3, Sarasota, Florida 32234, for and in consideration of the sum of One Million Three Hundred Sixty Nine Thousand Two Hundred Forty Two and no/Dollars ($1,369,242.00) and other good and valuable consideration paid to it by KC Acquisition Corp. ("Buyer"), a New Jersey corporation having offices at 325 South River Street, Hackensack, N.J. 07601, the receipt of which is hereby acknowledged by Sellere, hereby grants, bargains, sells, coveys, transfers ands ses over unto Buyer, its successors and assigns, all of Sellere's rights, title and interests in and to the fixed, intangible and other assets described on Schedule A attached hereto and made a part hereof (the "Assets").

         Seller hereby warrants and represents to Buyer and aits successors and assigns that Seller has good legal title to, and good and lawful right to sell the Asseets, that the Assets are free and clear of any and claims, liens, security interest and other encumbrances of any kind or nature whatsoever, and that upon the delivery of this Bill of Sale to Buyer, Buyer has and will have good and marketable title to the Assets, free and clear of any and all claims, liens, security interests and other encumbrances of any kind or nature whatsoever. Seller covenants that it will defend Buyer's title to the Asset against the demands of all persons.

         All the terms, covenants and conditions herein contained shall be for and shall insure to the benefit of an shall band the respective parties hereto, and their legal representatives, successors, and assigns, respectively.

         In all references herein to any parties, persons, entities or corporation, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of the within instrument may require.

IN WITNESS WHEREOF. Seller has caused this Bill of Sale to be duly executed in its name by its duly authorized officers this ____ day of _____________ 2001.


Custom Design Secuirty, Inc.              Central Digital Station Monitoring
                                          Service, Inc.
     ("Seller")                                         ("Seller")


By:                                        By:
   ---------------------------------          ------------------------------
            Its President                               Its President




                                   Page -23-

                               Exhibit 1.6 (A)(2)

                             Bring Down Certificate



         The undersigned hereby certifies that each and every representation and warranty set forth in any documents relating to the sale and assignment of property and assets to KC Acquisition Corp. of the undersigneds equipment and other assetes utilized in connection with the operation of its business known as Custom Design Secuity, Inc., together with non-exclusive rights to the name Custom Design Security, CDS, in connection with the operation of the monitoring of fire and security and use of telephone numbers and telephone lines being transferred to Buyer, are true and correct today the same as if restated at length herein.


Custom Design Secuirty, Inc.                Central Digital Station Monitoring
                                            Service, Inc.
     ("Seller")                                           ("Seller")


By:                                        By:
   ---------------------------------          ------------------------------
    Its President, and individually             Its President, and individually


                                   Page -24-

                                 Exhibit 1.7 (C)

                         Restrictive Covenant Agreement



         This Agreement is entered into this ___ day of ________, 2001, by and between KC Acquisition Corp., having offices at 325 South River Street, Hackensack. N.J. 07601 (hereinafter the "Company"), and Custom Design Security, Inc., and Central Digital Station Monitoring Service, Inc. (collectively the "Sellers"), each a Florida corporation, having offices at 1784 Independence Blvd., Suite F-3, Sarasota, Florida 32234, and Charles Kienzel and Bruce Byrne, residing or located at 1784 Independence Blvd., Suite F-3, Sarasota, Florida 32234 (collectively the "Shareholders").

         WHEREAS, the Company and the Sellers and Shareholders have agreed to set forth in this Agreement the relationship of Sellers and Shareholder to the Company as to the matters addressed herein in connection with the sale of certain assets by Sellers to the Company and as a condition to the sale.

         NOW, Therefore, for and in consideration of one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Sellers and Shareholders agree as fellows:

1. CONFIDENTIALITY AND TRADE SECRETS AGREEMENT: Sellers and Shareholders covenant and agree that they shall not at any time during this period of five years from the date hereof, utilize personally or reveal or disclose to any other firm, person. or entity, nor permit to he revealed or disclosed any confidential, proprietary, or secret information concerning, the Company's trade secrets, financial data, customer lists, pricing, discount and sales information, marketing plans, contracts, assets, compensation of any employees, vendor agreements, any advertising materials (regardless whether such materials are copyrighted), or anything else relating to the Company's sales or methods of operations made known to Sellers or Shareholders and which relate in any way to the Assets, the Contracts and other property being sold to the Company this day.

2. NON-COMPETITION AGREENLENT: In consideration for entering into this Agreement and for the sale of specified assets to the Company, the undersigned Sellers and Shareholders acknowledge and agree that Sellers and the Shareholders have necessarily had access to the identity of the customers of the Company, the requirements of those customers for the services as are provided by the Company, financial data, customer lists, pricing, special pricing, discount and sales information, marketing, purchasing habits of customers, prospective branch locations, all personnel information, marketing plans, materials (regardless whether such materials are copyrighted), or anything else relating to the Company's sales or methods of operations made known to Sellers and Shareholders.

         From and after the date hereof and for a period of five years herefrom, the undersigned Sellers and Shareholders agree that they shall NOT, without the prior written consent of the Company, which may be unreasonably withheld, on his/her their own behalf, on behalf of any other person, or on behalf of or as a partner, shareholder, officer, director, employee, agent, consultant or trustee of any entity, as joint venturer, or otherwise, directly or indirectly, (a) contact any person or entity who is a subscriber or dealer on the list of Assets. Contracts and other property being sold to the Company this day, or (b) sell to any Subscriber or dealer on the list of Assets. Contracts and other property being sold to the Company this day any product or service which the Company then sells, produces, or has sold or produced for that subscriber or dealer.


                                   Page -25-

3. REMEDIES: The parties acknowledge that remedies at law for breach of this Agreement will not adequately protect the Company's rights and, therefore, that the Company shall be entitled to a preliminary and or permanent injunction to enforce the provisions of this Agreement in addition to and not to the exclusion of all other remedies available to the Company.

4. NON-WAIVER: The waiver by the Company or any of the Sellers or the Shareholders of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any Subsequent breach. No course of dealing or any delay on the part of either party in exercising or, enforcing their rights under this Agreement shall operate as a waiver of such rights.

5. GOVERNING LAW: This Agreement shall be made and delivered in New Jersey and shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to Agreements made and to be performed entirely within the State of New Jersey, excluding any rule or principle of the conflict of laws that might otherwise refer the interpretation of construction of this Agreement to the laws of any other jurisdiction. Sellers and the Shareholders consent to jurisdiction and venue in the Superior Court of New Jersey in Bergen County.

6. SEVERABILITY: If any of the provision of this Agreement, or the application of any term or provision to any persons or circumstances is invalid or unenforceable to any extent, then the remainder of this Agreement or the application of the terms or provisions to persons or circumstances, other than those to which it is held invalid or unenforceable, shall not be affected thereby and each term or provision of this Aureement shall be valid and enforceable to the extent permitted by law.

7. ASSIGNMENTT: This Agreement shall not be assigned without the written consent of the other party hereto.

8. CONSTRUCTION: Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

9. NOTICES: Any notice to be given under this Agreement shall be sufficient if it is in writing and delivered in person or sent by certified mail, return receipt requested, postage pre-paid, to Sellers or any Shareholders at the address set forth above, or to the President of the Company at the firm's principal office as set forth above, or as may hereafter be changed by proper notice hereunder.


                                   Page -26-

10. ADVICE OF COUNSEL: Sellers and the Shareholders acknowledge and agree that thcy have been afforded an adequate opportunity to have this Agreement and all of its restrictions and implications reviewed and approved by counsel of each of the Sellers' and the Shareholders' own choosing prior to Sellers and Shareholders signing the Agreement. Sellers and Shareholders intend to be bound by the terms hereof.


11. ENTIRE AGREEMENT: This Agreement contains the entire Agreement of the parties as to the subject matter hereof and supersedes all prior agreements and understandings pertaining to the subject matter hereof whether written or oral. No modification or amendment of this Agreement shall he effective unless in a written instrument, executed by both of the parties hereto. The Parties hereto agree to a standard of reasonableness in interpretation of this Agreement.


KC Acquisition Corp.
   (the "Company")


By:
    -----------------------------


 --------------------------------           ----------------------------------


---------------------------------           ----------------------------------
   Charles Kienzel ("Shareholder")              Bruce Byrne ("Shareholder")


Custom Design Secuirty, Inc.                Central Digital Station Monitoring
                                            Service, Inc.
     ("Seller")                                            "Seller")


By:                                         By:
   --------------------------------            ----------------------------
    Its President, and individually         Its President, and individually


                                   Page -27-

                                   Exhibit 2

                              Disclosure Schedule





                                    Page -28-

                                  Exhibit 2.16

                              Executo. y Contracts

                              None.





                                   Page -29-

                                  Exhibit 2.23

                  Listing of Names

                  Custom Design Security

                  Central Digital Security Monitoring Station

                  CDS






                                   Page -30-






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